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                           January 21, 2022

       Bertrand Loy
       Chief Executive Officer
       Entegris, Inc.
       129 Concord Road
       Billerica, MA 01821

                                                        Re: Entegris, Inc.
                                                            Registration
Statement on Form S-4
                                                            Filed January 14,
2022
                                                            File No. 333-262172

       Dear Mr. Loy:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jennifer
Angelini at 202-551-3047 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing
       cc:                                              Kenton J. King